Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:
Regina Nethery
Humana Investor Relations
(502) 580-3644 e-mail: Rnethery@humana.com
Tom Noland
Humana Corporate Communications
(502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter and Full Year 2014 Financial Results;

Reaffirms 2015 Financial Guidance

•	2014 Adjusted EPS(a) of $7.51 consistent with management expectations (excluding $0.15 per share of expenses related to early retirement of debt)

•	2015 EPS guidance of $8.50 to 9.00 reaffirmed, a growth rate of approximately 17 percent from 2014 Adjusted EPS(a)

•	2015 individual Medicare Advantage membership growth estimate reaffirmed at 300,000 to 350,000, up approximately 13 percent versus 2014

•	2015 individual Medicare stand-alone PDP membership growth estimate reaffirmed at 400,000 to 450,000, up approximately 11 percent versus 2014

LOUISVILLE, KY (February 4, 2015) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2014 (4Q14) of $0.94, compared to a loss of $0.19 per share for the quarter ended December 31, 2013 (4Q13). For the year ended December 31, 2014 (FY14) the company reported EPS of $7.36 compared to $7.73 for the year ended December 31, 2013 (FY13). The company also reported adjusted results(a) for these periods as follows:

Consolidated Results of Operations ($ in millions except EPS)	4Q14 Pretax Income	4Q13 Pretax Income (Loss)	4Q14 EPS	4Q13 EPS
GAAP	$287	($49)	$0.94	($0.19)
Expenses associated with early retirement of debt (a)	37	—	0.15	—
Reserve strengthening for closed block of long-term care insurance policies (a)	—	243	—	0.99

Adjusted (non-GAAP) (a)	$324	$194	$1.09	$0.80

Effective tax rate			49.5%	39.4%

Consolidated Results of Operations ($ in millions except EPS)	FY14 Pretax Income	FY13 Pretax Income	FY14 EPS	FY13 EPS
GAAP	$2,170	$1,921	$7.36	$7.73
Expenses associated with early retirement of debt (a)	37	—	0.15	—
Reserve strengthening for closed block of long-term care insurance policies (a)	—	243	—	0.99

Adjusted (non-GAAP) (a)	$2,207	$2,164	$7.51	$8.72

Effective tax rate			47.2%	35.9%

Adjusted pretax income of $324 million in 4Q14 increased $130 million, or 67.0 percent versus $194 million for 4Q13 primarily due to improved year-over-year results in each of the company’s business segments. Adjusted EPS of $1.09 for 4Q14 increased $0.29 per share, or 36.3 percent versus $0.80 in 4Q13, reflecting the improved pretax results as well as the impact of a lower weighted average share count due to the company’s share repurchase program.

Adjusted pretax income of $2.21 billion for FY14 increased $43 million, or 2.0 percent versus $2.16 billion for FY13 as higher earnings in the company’s Healthcare Services segment were substantially offset by the anticipated lower year-over-year results in the company’s Retail and Employer Group segments. As also anticipated, Adjusted EPS of $7.51 for FY14 decreased $1.21 per share, or 13.9 percent, versus $8.72 in FY13, primarily due to changes in segment pretax results, partially offset by the impact of share repurchase activity.

The company reaffirmed its estimate for EPS for the year ending December 31, 2015 (FY15) to be in the range of $8.50 to $9.00. The company’s 2015 EPS estimate reflects expected strong growth and operating efficiencies in the company’s Medicare offerings, year-over-year improvement in the Healthcare Services businesses, break-even results in its HumanaOne business and reduced investment spending in state-based(b) contracts, partially offset by the tax implications of the expected increase in the non-deductible health insurance industry fee and a reduction in 2015 Medicare rates.

“This past year was particularly dynamic considering Medicare rate reductions, increased income taxes, the launch of healthcare exchanges and our entry into state-based contracts,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “Our 2014 results in the face of these challenges, combined with strong 2015 membership growth, demonstrate the strength of our consumer-focused strategy and integrated care delivery model. We are pleased with our projected growth trajectory and believe we are well positioned for success in 2015 and beyond.”

CONSOLIDATED HIGHLIGHTS

Total revenues

Consolidated total revenues (including investment income) for 4Q14 were $12.33 billion, an increase of 21.0 percent from $10.19 billion in 4Q13, with total premiums and services revenue up 21.2 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher medical membership in the Retail segment and higher group Medicare Advantage membership in the Employer Group segment.

FY14 consolidated total revenues (including investment income) rose $7.19 billion, or 17.4 percent, to $48.50 billion from $41.31 billion in FY13 with total premiums and services revenues of $48.12 billion up $7.18 billion, or 17.5 percent, from $40.94 billion in the prior year period. The FY14 increase reflects the same factors impacting the fourth quarter year-over-year comparison, partially offset by the impact of sequestration which became effective April 1, 2013.

Consolidated benefits expense

The 4Q14 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.4 percent decreased by 240 basis points from 85.8 percent for the prior year’s quarter primarily due to the $243 million ($0.99 per share) in incremental pretax benefits expense for reserve strengthening in the company’s closed block of long-term care insurance policies in 4Q13 not recurring in 4Q14. The company also experienced favorable prior-year medical claims reserve development of $78 million in 4Q14 compared to $42 million in 4Q13.

The FY14 consolidated benefit ratio of 83.0 percent decreased by 90 basis points from 83.9 percent in FY13 primarily reflecting the same factor impacting the fourth quarter year-over-year comparison. The company experienced favorable prior-year medical claims reserve development of $518 million in FY14 compared to $474 million in FY13.

As shown in the table below, the $243 million reserve strengthening had an approximate 260 basis point impact on the 4Q13 benefit ratio and an approximate 70 basis point impact on the FY13 benefit ratio, as reported.

Consolidated Benefit Ratio	4Q14 Benefit Ratio	4Q13 Benefit Ratio	FY14 Benefit Ratio	FY13 Benefit Ratio
Benefit ratio as reported	83.4%	85.8%	83.0%	83.9%
Impact of reserve strengthening for closed block of long-term care insurance policies (a)	—	(2.6%)	—	(0.7%)

Adjusted (non-GAAP) (a)	83.4%	83.2%	83.0%	83.2%

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 17.3 percent for 4Q14 decreased from 18.9 percent in 4Q13, primarily reflecting lower ratios in the Retail and Employer Group segments.

The FY14 consolidated operating cost ratio of 15.9 percent increased from 15.5 percent in FY13, primarily reflecting higher ratios in the Retail and Employer Group segments.

Balance sheet

At December 31, 2014, the company had cash, cash equivalents, and investment securities of $11.48 billion, down $1.26 billion from $12.74 billion at September 30, 2014, primarily reflecting common stock repurchases made by the company in the open market and under an accelerated stock repurchase program in 4Q14 and redemption of senior unsecured notes as discussed further below.

Parent company cash and short-term investments of $1.41 billion at December 31, 2014 decreased $1.08 billion from $2.49 billion at September 30, 2014, primarily due to the same factors impacting the consolidated comparisons as noted above.

At December 31, 2014, net receivables of $679 million were associated with premium stabilization programs, commonly referred to as the 3Rs(c). Approximately 86 percent of these net receivables related to reinsurance recoverables under the 3Rs. At December 31, 2014, net receivables for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs ($ in millions)	12/31/14 Balances
Reinsurance recoverables	$586
Net risk adjustment settlement	42
Net risk corridor settlement	51

Total Net Amounts Accrued for the 3Rs	$679

Days in claims payable of 44.7 at December 31, 2014 decreased from 47.5 days at September 30, 2014 primarily due to a seasonal decline in processed and unprocessed claims inventories, and higher provider capitation payments during 4Q14.

Debt-to-total capitalization at December 31, 2014 was 28.4 percent, down from 30.0 percent at September 30, 2014, primarily reflecting the company’s previously-disclosed redemption in October 2014 of its $500 million 6.45 percent senior unsecured notes due June 1, 2016. The company recognized a pretax loss on extinguishment of debt of approximately $37 million in October 2014 for the redemption of these notes. Additionally, in October 2014, the company entered into a commercial paper program that allows it to issue short-term, unsecured commercial paper notes in amounts not to exceed $1 billion with the net proceeds expected to be used for general corporate purposes, including repurchasing shares of its common stock. As of December 31, 2014, the company had no balance outstanding on its commercial paper program.

Cash flows from operations

Cash flows provided by operations for 4Q14 were $193 million compared to cash flows used in operations of $16 million in 4Q13, due primarily to changes in working capital.

For FY14, cash flows provided by operations totaled $1.62 billion versus $1.72 billion in cash flows from operations during FY13. The year-over-year decline primarily reflected lower net income and the impact of changes in working capital including higher receivables associated with the 3Rs, partially offset by an increase in benefits payable from growth in membership.

Share repurchases and cash dividends

In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 replacing its previous $1 billion share repurchase authorization (of which approximately $816 million remained unused). As previously announced, the company expects to repurchase $1 billion of its outstanding shares no later than June 30, 2015 under this authorization. As of February 4, 2015, approximately $1.37 billion of the current repurchase authorization was remaining.

In November 2014, the company entered into an agreement with a third party financial institution to effect a $500 million accelerated stock repurchase program as part of the $2 billion share repurchase authorized in September 2014. The actual number of shares repurchased under the agreement will be determined based on a volume-weighted average price of the company’s common stock during the purchase period. Settlement of approximately $100 million of repurchases under the accelerated stock repurchase program remains pending, and the company continues to expect final settlement by the end of the first quarter of 2015.

During 4Q14, the company executed share repurchases of $500 million (including $400 million of shares repurchased under the accelerated stock repurchase program described above), or approximately 3,829,700 of its outstanding shares, at an average price of $130.56 per share under its existing share repurchase authorization. The company executed repurchases of 5,702,300 shares for $730 million during FY14 compared to 5,774,500 shares for $502 million during FY13.

The company paid cash dividends to its stockholders totaling $43 million in both 4Q14 and 4Q13, and paid $172 million during FY14 compared to $168 million in FY13.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transitions (LI-NET) program and contracts with various states to provide dual eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) benefits.

Retail Segment Highlights

Enrollment:

•	Individual Medicare Advantage membership was 2,446,200, including 18,300 dual eligible members from state-based contracts, as of December 31, 2014, an increase of 377,500, or 18.2 percent, from 2,068,700 at December 31, 2013, primarily due to net membership additions associated with the 2014 plan year, particularly HMO offerings, as well as dual-eligible members from state-based contracts in Virginia and Illinois.

•	January 2015 individual Medicare Advantage membership approximated 2,703,000, up approximately 257,000, or 10.5 percent, from December 31, 2014, reflecting net membership additions during the recently completed Annual Election Period (AEP) for Medicare beneficiaries.

•	Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) was 3,989,500 as of December 31, 2014, an increase of 717,800, or 21.9 percent, from 3,271,700 at December 31, 2013. These increases primarily resulted from growth in the company’s low-priced Humana-Walmart plan offering.

•	January 2015 individual stand-alone PDP membership (excluding LI-NET) grew to approximately 4,220,000, an increase of approximately 230,500, or 5.8 percent, from December 31, 2014 with growth primarily due to higher membership in the Humana-Walmart plan offering.

•	HumanaOne membership increased to 1,016,200 at December 31, 2014, an increase of 510,800, or 101.1 percent, from 505,400 at December 31, 2013. The membership growth primarily reflected new sales, both on-exchange and off-exchange, of plans compliant with the changes mandated by health care reform.

•	State-based Medicaid membership increased to 298,500 at December 31, 2014, an increase of 213,000 or 249.1 percent, from 85,500 at December 31, 2013. This increase was primarily driven by the addition of membership from state-based contracts for Florida Medicaid and LTSS business.

•	Membership in individual specialty products(d) was 1,165,800 at December 31, 2014, an increase of 123,300, or 11.8 percent, from 1,042,500 at December 31, 2013, primarily due to increased membership in dental and vision offerings.

Premiums and services revenue:

•	The 4Q14 premiums and services revenue for the Retail segment was $8.69 billion, an increase of 27.2 percent from $6.83 billion in 4Q13. The increase resulted primarily from an 18.4 percent increase in average individual Medicare Advantage membership year over year, along with membership growth in the company’s health care exchange and state-based Medicaid businesses and stand-alone PDP plans.

•	For FY14, premium and services revenue for the Retail segment was $33.99 billion, an increase of 24.9 percent from $27.22 billion in FY13, primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

Benefits expense:

•	The 4Q14 benefit ratio for the Retail segment of 83.3 percent increased 60 basis points from 82.7 percent in 4Q13 primarily due to higher specialty prescription drug costs associated with a new treatment for Hepatitis C, higher planned clinical investment spending, higher benefit ratios associated with members from state-based contracts, and higher flu-related costs, partially offset by increased membership in clinical programs and inclusion of the health insurance industry fee in the pricing of the company’s products.

•	Retail segment benefits expense for 4Q14 included the beneficial effect of $55 million in favorable prior-year development compared to $28 million in 4Q13. FY14 benefits expense for the segment included the beneficial effect of $385 million in favorable prior-year development compared to $332 million in FY13.

•	The FY14 benefit ratio for the Retail segment of 84.3 percent was 10 basis points higher than the FY13 ratio of 84.2 percent, primarily reflecting the same factors impacting the fourth quarter year-over-year comparisons.

Operating costs:

•	The Retail segment’s operating cost ratio of 14.3 percent in 4Q14 decreased 20 basis points from 14.5 percent in 4Q13. The decrease primarily resulted from the year-over-year decline in investment spending for healthcare exchanges and state-based contracts, certain LTSS contracts related to American Eldercare moving from Administrative Services Only (ASO) to fully-insured capitated arrangements, and scale efficiencies associated with growth in the company’s Medicare and individual commercial membership, partially offset by the non-deductible health insurance industry fee mandated by health care reform. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 120 basis points in 4Q14.

•	The Retail segment’s operating cost ratio of 12.4 percent for FY14 was up 150 basis points compared to 10.9 percent for FY13, primarily reflecting the non-deductible health insurance industry fee mandated by health care reform and investment spending for healthcare exchanges and state-based contracts, partially offset by scale efficiencies associated with growth in the company’s Medicare and individual commercial membership. The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 120 basis points in FY14.

Pretax results:

•	Retail segment pretax income of $185 million in 4Q14 compared to $177 million in 4Q13, an increase of $8 million, reflecting a decrease in the operating cost ratio, partially offset by an increase in the segment’s benefit ratio.

•	For FY14, pretax income for the Retail Segment of $1.10 billion decreased by $185 million from FY13 pretax earnings of $1.28 billion. The FY14 decrease primarily reflected higher benefit and operating cost ratios year over year.

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and voluntary benefit products, as well as ASO products and health and wellness solutions businesses primarily marketed to employer groups.(e)

Employer Group Segment Highlights

Enrollment:

•	Fully-insured group Medicare Advantage membership was 489,700 at December 31, 2014, an increase of 60,600, or 14.1 percent, from 429,100 at December 31, 2013, primarily due to the addition of a new large group account.

•	Group fully-insured commercial medical membership was 1,235,500 at December 31, 2014, relatively unchanged from 1,237,000 at December 31, 2013, as higher small group business (less than 100 lives) membership year over year was offset by lower membership in large group accounts. Approximately 65 percent of group fully-insured commercial medical membership was in small group accounts at December 31, 2014, versus 63 percent at September 30, 2014, and 61 percent at December 31, 2013.

•	Group ASO commercial medical membership was 1,104,300 at December 31, 2014, a decline of 58,500, or 5.0 percent, from 1,162,800 at December 31, 2013. This decline reflects continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Membership in Employer Group specialty products was 6,502,700 at December 31, 2014, a decline of 278,100, or 4.1 percent, from 6,780,800 at December 31, 2013. This decrease resulted primarily from declines in dental membership related to the company’s planned discontinuance of certain unprofitable product distribution partnerships.

•	Membership in HumanaVitality®, the company’s wellness and loyalty rewards program, was 3,856,800 at December 31, 2014, an increase of 1,025,800, or 36.2 percent from 2,831,000 at December 31, 2013 primarily due to the addition of group Medicare members as well as individual Medicare Advantage and HumanaOne membership growth.

Premiums and services revenue:

•	The 4Q14 premiums and services revenue for the Employer Group segment was $3.11 billion, up 9.2 percent from $2.85 billion in 4Q13, primarily reflecting the impacts of higher average group Medicare Advantage membership.

•	For FY14, premium and services revenue for the Employer Group segment was $12.38 billion, an increase of 9.1 percent from $11.34 billion in FY13, reflecting the same factor impacting the year-over-year comparison for the fourth quarter, along with higher fully-insured group medical premiums per member that more than offset a slight decrease in membership for this line of business.

Benefits expense:

•	The 4Q14 benefit ratio for the Employer Group segment was 87.1 percent, a decrease of 40 basis points from 87.5 percent for 4Q13. The year-over-year decrease in the benefit ratio primarily reflected the inclusion of the health insurance industry fee and other health care reform related taxes and fees in pricing, partially offset by higher utilization, primarily due to costs associated with a new treatment for Hepatitis C and higher flu-related costs, as well as the continuing impact of transitional policy changes, which allowed employers to continue offering plans that are not compliant with health care reform.

•	Employer Group segment benefits expense for 4Q14 included the beneficial effect of $22 million in favorable prior-year development compared to $14 million in 4Q13. FY14 benefits expense for the segment included the beneficial effect of $132 million in favorable prior-year development compared to $138 million in FY13.

•	The FY14 benefits ratio for the Employer Group segment of 83.9 percent increased from the 83.5 percent ratio for FY13, primarily reflecting higher utilization due to costs associated with a new treatment for Hepatitis C, as well as the continuing impact of transitional policy changes, partially offset by the inclusion of the health insurance industry fee and other health care reform related taxes and fees in pricing.

Operating costs:

•	The Employer Group segment’s operating cost ratio was 16.4 percent in 4Q14, a decrease of 140 basis points from 17.8 percent in 4Q13, primarily reflecting an increase in group Medicare Advantage membership which generally carries a lower operating cost ratio than commercial group medical membership, as well as operating cost efficiencies. These decreases were partially offset by the impact of the non-deductible health insurance industry fee and other fees mandated by health care reform and a higher percentage of small group commercial business which carries a higher operating cost ratio than large group business. The non-deductible health insurance industry fee increased the Employer Group segment’s operating cost ratio by approximately 110 basis points in 4Q14.

•	The Employer Group segment’s operating cost ratio of 16.1 percent for FY14 was up 20 basis points compared to 15.9 percent for FY13 primarily reflecting the impact of the non-deductible health insurance industry fee and other fees mandated by health care reform and a higher percentage of small group commercial business, partially offset by an increase in group Medicare Advantage membership, as well as operating cost efficiencies. The non-deductible health insurance industry fee increased the Employer Group segment’s operating cost ratio by approximately 120 basis points in FY14.

Pretax results:

•	The 4Q14 Employer Group segment pretax loss of $14 million improved from a pretax loss of $72 million in 4Q13, primarily reflecting an improvement in the segment’s benefit and operating cost ratios.

•	For FY14, pretax income for the Employer Group Segment of $314 million decreased by $36 million versus FY13 pretax earnings of $350 million. The FY14 decrease primarily reflects the increase in the segment’s benefit and operating cost ratios.

HEALTHCARE SERVICES SEGMENT

This segment includes services primarily offered to the company’s health plan members as well as to third parties including pharmacy solutions, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services.(e)

Healthcare Services Segment Highlights

Revenues:

•	Revenue of $5.29 billion in 4Q14 for the Healthcare Services segment increased $1.12 billion, or 26.9 percent, from $4.17 billion in 4Q13, primarily due to substantial growth in the company’s Medicare membership which resulted in higher utilization of the pharmacy solutions and home based services businesses.

•	For FY14, revenue for the Healthcare Services segment was $20.02 billion, an increase of 26.0 percent from $15.89 billion in FY13, primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

Operating costs:

•	The Healthcare Services segment’s operating cost ratio was 96.4 percent in 4Q14, an increase of 40 basis points from 96.0 percent in 4Q13, primarily reflecting investment in the home based services business and growth in other businesses across the segment associated with the company’s growing Medicare enrollment from the recently completed AEP, partially offset by operating efficiencies in the pharmacy solutions businesses.

•	The Healthcare Services segment’s operating cost ratio of 95.5 percent for FY14 was down 30 basis points from 95.8 percent for FY13 primarily reflecting the improvement in the ratio for the pharmacy solutions businesses, partially offset by the investment in home based services and other businesses across the segment.

Operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of approximately 42,300 at December 31, 2014, increased 25.9 percent from 33,600 at December 31, 2013, primarily driven by the company’s focus on increasing the number of members served through these value-based relationships. At December 31, 2014, 53.2 percent of the company’s individual Medicare Advantage members were in value-based relationships, compared to 49.5 percent at December 31, 2013.

•	Membership in the Humana Chronic Care Program rose to 420,700 at December 31, 2014, up 50.1 percent from 280,200 members at December 31, 2013, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for the company’s Medicare Advantage membership.

•	Pharmacy script volumes of 85.3 million for the quarter ended December 31, 2014 increased 20.3 percent compared to 70.9 million for the quarter ended December 31, 2013, driven primarily by higher average medical membership. Pharmacy script volumes of 329.0 million for the year ended December 31, 2014 increased 19.9 percent compared to 274.3 million for the year ended December 31, 2013, driven primarily by the same factor impacting the year-over-year comparison for the fourth quarter.

Pretax results:

•	Healthcare Services segment pretax income of $146 million in 4Q14 increased from $130 million in 4Q13, primarily due to revenue growth from the pharmacy solutions and home based services businesses, partially offset by investments in the home based services business associated with the company’s growing Medicare enrollment from the recently completed AEP.

•	For FY14, pretax income for the Healthcare Services segment of $739 million increased by $218 million from FY13 pretax earnings of $521 million, primarily reflecting a 30 basis point decline in the segment’s operating cost ratio on a higher revenue base that reflects the leveraging of strong growth correlated to higher Medicare membership.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services business and closed-block long-term care insurance policies. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Pretax results:

•	Other Businesses reported a pretax income of $22 million in 4Q14 versus a pretax loss of $244 million in 4Q13, primarily reflecting the $243 million of reserves strengthening for the company’s closed block of long-term care insurance policies in 4Q13.

•	For FY14, Other Businesses reported pretax income of $78 million which increased $271 million compared to a pretax loss of $193 million in FY13, primarily reflecting the same factor impacting the year-over-year comparison for the fourth quarter. In addition, the year-over-year comparison reflects the loss of the company’s Medicaid contracts in Puerto Rico effective September 30, 2013 and a reduction of benefits expense related to a favorable settlement of contract claims with the DoD associated with previously-disclosed litigation in FY13.

Footnotes

(a)	Adjusted financial results included in this earnings press release include: (1) for 2014, Adjusted Pretax Income and Adjusted EPS, which in each case excludes approximately $37 million of pretax expense, or $0.15 per share, as applicable, associated with the early retirement of debt in the fourth quarter of 2014 (which related to the company’s October 2014 redemption of its $500 million aggregate principal amount of 6.45% senior unsecured notes due June 1, 2016, and (2) for 2013, Adjusted Pretax Income, Adjusted EPS, and Adjusted Consolidated Benefit Ratio, which in each case excludes $243 million of pretax expense, net of reinsurance, or $0.99 per share, as applicable, for strengthening of the company’s future policy benefit reserves related to the closed block of long-term care insurance policies. This closed block of policies was acquired in connection with the company’s acquisition of KMG America in late 2007. No policies in this block have been sold since 2005. The Company has included these financial measures (not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings press release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Neither of the excluded items described herein are a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
(b)	State-based contracts include the company’s operations and membership associated with Medicaid benefits provided for dual-eligible, Temporary Assistance for Needy Families (TANF), and Long-Term Support Services (LTSS) programs.
(c)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to federal administrative action.
(d)	The company provides a full range of insured specialty products including dental, vision and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(e)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which has been deferred to at least October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•

The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2013;

•	Form 10-Q for the quarter ended March 31, 2014, June 30, 2014, and September 30, 2014;

•	Form 8-Ks filed during 2014 and 2015.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance information

Humana Inc. – Earnings Guidance Points as of February 4, 2015

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2015 (FY15)	Comments
Diluted earnings per common share	$8.50 to $9.00
Revenues		Revenues include expected interest income.
Consolidated	$54.5 billion to $55.0 billion
Segments
Retail Segment	$39.75 billion to $40.25 billion	Segment-level revenues include intersegment amounts that eliminate in consolidation.
Employer Group Segment	$12.0 billion to $13.0 billion

Healthcare Services Segment	$22.5 billion to $23.5 billion

Consolidated investment income	$350 million to $400 million	Investment income is included in revenue guidance above.
Benefit ratios		Benefits expense as a percent of premiums.
Retail Segment	83.5% to 84.5%

Employer Group Segment	83.5% to 84.5%
Operating cost ratios		Operating costs as a percent of total revenues excluding investment income.
Consolidated	14.5% to 15.5%
Healthcare Services Segment	95.5% to 96.0%
Consolidated depreciation and amortization (D&A)		Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement.
Income statement	$370 million to $390 million
Cash flows statement	$490 million to $510 million
Consolidated interest expense	$185 million to $190 million

Pretax results		Segment-level pretax results include the impact of net investment income.

Retail Segment	$1.425 billion to $1.525 billion	FY15 includes $0.30 to $0.35 per share of investment spending related to state-based contracts.
Employer Group Segment	$275 million to $325 million
Healthcare Services Segment	$775 million to $825 million

Effective Tax Rate	48.75% to 49.75%	Reflects the non-deductibility of the industry fee.
Weighted average shares for diluted earnings per common share	Approximately 150 million	Reflects impact of repurchases.

Cash flows from operations	$1.7 billion to $2.0 billion

Humana Inc. – Earnings Guidance Points as of February 4, 2015

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2015 (FY15)	Comments
Premium Stabilization Program Net Receivables	$275 million to $350 million	Approximately 90% related to the reinsurance program

Capital expenditures	$575 million to $625 million

Commercial group fully-insured medical cost trend	5.5% to 6.5%	Includes higher costs versus the prior year associated with new treatments for Hepatitis C

Ending medical membership; and changes

Retail Segment

Medicare Advantage (MA)	2,746,200 to 2,796,200; Up 300,000 to 350,000	Includes MA membership sold directly to individuals as well as dual-eligible MA members from state-based contracts.

Medicare stand-alone PDPs	4,282,100 to 4,332,100; Up 400,000 to 450,000	Medicare stand-alone PDPs exclude Limited Income Newly Eligible Transitions (LI-NET) membership.

State-based Medicaid	298,500 to 303,500; Flat to Up 5,000

Includes Medicaid Temporary Assistance for Needy Families (TANF) which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) membership from state-based contracts.

Individual commercial	926,200 to 936,200; Down 80,000 to 90,000	Includes membership expectations for both on-exchange and off-exchange enrollment.

Medicare Supplement	166,900 to 176,900; Up 35,000 to 45,000

Employer Group Segment

Medicare Advantage	479,700 to 489,700; Flat to Down 10,000

Commercial fully-insured	1,190,500 to 1,200,500; Down 35,000 to 45,000

Commercial ASO	679,300 to 704,300; Down 400,000 to 425,000

Humana Inc.

Statistical Schedules

And

Supplementary Information

4Q14 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

4Q14 Earnings Release

Contents

Page	Description

S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	FY Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended December 31,
	2014	2013	Dollar Change	Percentage Change
Revenues:
Premiums	$11,685	$9,562	$2,123	22.2%
Services	544	528	16	3.0%
Investment income	99	97	2	2.1%

Total revenues	12,328	10,187	2,141	21.0%

Operating expenses:
Benefits	9,749	8,203	1,546	18.8%
Operating costs	2,121	1,908	213	11.2%
Depreciation and amortization	87	90	(3)	-3.3%

Total operating expenses	11,957	10,201	1,756	17.2%

Income (loss) from operations	371	(14)	385	2750.0%
Interest expense	84	35	49	140.0%

Income (loss) before income taxes	287	(49)	336	685.7%
Provision (benefit) for income taxes	142	(19)	161	847.4%

Net income (loss)	$145	$(30)	$175	583.3%

Basic earnings (loss) per common share	$0.96	$(0.19)	$1.15	605.3%
Diluted earnings (loss) per common share	$0.94	$(0.19)	$1.13	594.7%

Shares used in computing basic earnings per common share (000’s)	151,732	155,933
Shares used in computing diluted earnings per common share (000’s)	153,572	155,933

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Year Ended December 31,
	2014	2013	Dollar Change	Percentage Change
Revenues:
Premiums	$45,959	$38,829	$7,130	18.4%
Services	2,164	2,109	55	2.6%
Investment income	377	375	2	0.5%

Total revenues	48,500	41,313	7,187	17.4%

Operating expenses:
Benefits	38,166	32,564	5,602	17.2%
Operating costs	7,639	6,355	1,284	20.2%
Depreciation and amortization	333	333	—	0.0%

Total operating expenses	46,138	39,252	6,886	17.5%

Income from operations	2,362	2,061	301	14.6%
Interest expense	192	140	52	37.1%

Income before income taxes	2,170	1,921	249	13.0%
Provision for income taxes	1,023	690	333	48.3%

Net income	$1,147	$1,231	$(84)	-6.8%

Basic earnings per common share	$7.44	$7.81	$(0.37)	-4.7%
Diluted earnings per common share	$7.36	$7.73	$(0.37)	-4.8%

Shares used in computing basic earnings per common share (000’s)	154,187	157,503
Shares used in computing diluted earnings per common share (000’s)	155,874	159,151

Humana Inc.

4Q14 Segment Financial Information

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$6,498	$1,359	$—	$—	$—	$7,857
Medicare stand-alone PDP	790	2	—	—	—	792

Total Medicare	7,288	1,361	—	—	—	8,649

Fully-insured	902	1,354	—	—	—	2,256
Specialty	64	274	—	—	—	338
Military services	—	—	—	4	—	4
Medicaid and other (A)	429	—	—	9	—	438

Total premiums	8,683	2,989	—	13	—	11,685

Services revenue:
Provider	—	6	284	—	—	290
ASO and other (B)	2	93	—	132	—	227
Pharmacy	—	—	27	—	—	27

Total services revenue	2	99	311	132	—	544

Total revenues - external customers	8,685	3,088	311	145	—	12,229

Intersegment revenues
Services	—	21	3,982	—	(4,003)	—
Products	—	—	997	—	(997)	—

Total intersegment revenues	—	21	4,979	—	(5,000)	—

Investment income	20	12	—	15	52	99

Total revenues	8,705	3,121	5,290	160	(4,948)	12,328

Operating expenses:
Benefits	7,237	2,602	—	31	(121)	9,749
Operating costs	1,241	509	5,097	104	(4,830)	2,121
Depreciation and amortization	42	24	47	3	(29)	87

Total operating expenses	8,520	3,135	5,144	138	(4,980)	11,957

Income (loss) from operations	185	(14)	146	22	32	371
Interest expense	—	—	—	—	84	84

Income (loss) before income taxes	$185	$(14)	$146	$22	$(52)	$287

Benefit ratio	83.3%	87.1%				83.4%
Operating cost ratio	14.3%	16.4%	96.4%	71.7%		17.3%

Humana Inc.

4Q13 Segment Financial Information (Recast) (C)

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$5,621	$1,167	$—	$—	$—	$6,788
Medicare stand-alone PDP	739	2	—	—	—	741

Total Medicare	6,360	1,169	—	—	—	7,529

Fully-insured	304	1,298	—	—	—	1,602
Specialty	55	272	—	—	—	327
Military services	—	—	—	3	—	3
Medicaid and other (A)	101	—	—	—	—	101

Total premiums	6,820	2,739	—	3	—	9,562

Services revenue:
Provider	—	6	293	—	—	299
ASO and other (B)	9	88	—	112	—	209
Pharmacy	—	—	20	—	—	20

Total services revenue	9	94	313	112	—	528

Total revenues - external customers	6,829	2,833	313	115	—	10,090

Intersegment revenues
Services	—	14	3,102	—	(3,116)	—
Products	—	—	753	—	(753)	—

Total intersegment revenues	—	14	3,855	—	(3,869)	—

Investment income	19	11	—	14	53	97

Total revenues	6,848	2,858	4,168	129	(3,816)	10,187

Operating expenses:
Benefits	5,642	2,396	—	267	(102)	8,203
Operating costs	992	507	4,000	99	(3,690)	1,908
Depreciation and amortization	37	27	38	7	(19)	90

Total operating expenses	6,671	2,930	4,038	373	(3,811)	10,201

Income (loss) from operations	177	(72)	130	(244)	(5)	(14)
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$177	$(72)	$130	$(244)	$(40)	$(49)

Benefit ratio	82.7%	87.5%				85.8%
Operating cost ratio	14.5%	17.8%	96.0%	86.1%		18.9%

Humana Inc.

FY 2014 Segment Financial Information

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$25,941	$5,490	$—	$—	$—	$31,431
Medicare stand-alone PDP	3,396	8	—	—	—	3,404

Total Medicare	29,337	5,498	—	—	—	34,835

Fully-insured	3,265	5,339	—	—	—	8,604
Specialty	256	1,098	—	—	—	1,354
Military services	—	—	—	19	—	19
Medicaid and other (A)	1,096	—	—	51	—	1,147

Total premiums	33,954	11,935	—	70	—	45,959

Services revenue:
Provider	—	23	1,183	—	—	1,206
ASO and other (B)	39	339	—	481	—	859
Pharmacy	—	—	99	—	—	99

Total services revenue	39	362	1,282	481	—	2,164

Total revenues - external customers	33,993	12,297	1,282	551	—	48,123

Intersegment revenues
Services	—	78	14,984	—	(15,062)	—
Products	—	—	3,749	—	(3,749)	—

Total intersegment revenues	—	78	18,733	—	(18,811)	—

Investment income	76	44	—	60	197	377

Total revenues	34,069	12,419	20,015	611	(18,614)	48,500

Operating expenses:
Benefits	28,608	10,019	—	113	(574)	38,166
Operating costs	4,209	1,987	19,121	405	(18,083)	7,639
Depreciation and amortization	154	99	155	15	(90)	333

Total operating expenses	32,971	12,105	19,276	533	(18,747)	46,138

Income from operations	1,098	314	739	78	133	2,362
Interest expense	—	—	—	—	192	192

Income before income taxes	$1,098	$314	$739	$78	$(59)	$2,170

Benefit ratio	84.3%	83.9%				83.0%
Operating cost ratio	12.4%	16.1%	95.5%	73.5%		15.9%

Humana Inc.

FY 2013 Segment Financial Information (Recast) (C)

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$22,481	$4,710	$—	$—	$—	$27,191
Medicare stand-alone PDP	3,025	8	—	—	—	3,033

Total Medicare	25,506	4,718	—	—	—	30,224

Fully-insured	1,160	5,117	—	—	—	6,277
Specialty	210	1,095	—	—	—	1,305
Military services	—	—	—	25	—	25
Medicaid and other (A)	328	—	—	670	—	998

Total premiums	27,204	10,930	—	695	—	38,829

Services revenue:
Provider	—	21	1,221	—	—	1,242
ASO and other (B)	16	338	—	454	—	808
Pharmacy	—	—	59	—	—	59

Total services revenue	16	359	1,280	454	—	2,109

Total revenues - external customers	27,220	11,289	1,280	1,149	—	40,938

Intersegment revenues
Services	—	51	11,808	—	(11,859)	—
Products	—	—	2,803	—	(2,803)	—

Total intersegment revenues	—	51	14,611	—	(14,662)	—

Investment income	74	42	—	59	200	375

Total revenues	27,294	11,382	15,891	1,208	(14,462)	41,313

Operating expenses:
Benefits	22,914	9,124	—	935	(409)	32,564
Operating costs	2,963	1,806	15,223	446	(14,083)	6,355
Depreciation and amortization	134	102	147	20	(70)	333

Total operating expenses	26,011	11,032	15,370	1,401	(14,562)	39,252

Income (loss) from operations	1,283	350	521	(193)	100	2,061
Interest expense	—	—	—	—	140	140

Income (loss) before income taxes	$1,283	$350	$521	$(193)	$(40)	$1,921

Benefit ratio	84.2%	83.5%				83.9%
Operating cost ratio	10.9%	15.9%	95.8%	38.8%		15.5%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	December 31,	December 31,	YTD Change
	2014	2013	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,935	$1,138
Investment securities	7,598	8,090
Receivables, net	1,168	950
Other current assets	4,011	2,122

Total current assets	14,712	12,300	$2,412	19.6%

Property and equipment, net	1,419	1,218
Long-term investment securities	1,949	1,710
Goodwill	3,711	3,733
Other long-term assets	1,675	1,774

Total assets	$23,466	$20,735	$2,731	13.2%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,475	$3,893
Trade accounts payable and accrued expenses	2,185	1,821
Book overdraft	334	403
Unearned revenues	361	206

Total current liabilities	7,355	6,323	$1,032	16.3%

Long-term debt	3,825	2,600
Future policy benefits payable	2,349	2,207
Other long-term liabilities	291	289

Total liabilities	13,820	11,419	$2,401	21.0%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 197,951,551 issued at December 31, 2014	33	33
Capital in excess of par value	2,330	2,267
Retained earnings	9,916	8,942
Accumulated other comprehensive income	223	158
Treasury stock, at cost, 48,347,541 shares at December 31, 2014	(2,856)	(2,084)

Total stockholders’ equity	9,646	9,316	$330	3.5%

Total liabilities and stockholders’ equity	$23,466	$20,735	$2,731	13.2%

Debt-to-total capitalization ratio	28.4%	21.8%

Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	10.0%	11.3%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended December 31,
	2014	2013	Dollar Change	Percentage Change
Cash flows from operating activities
Net income (loss)	$145	$(30)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	124	114
Net realized capital gains	(11)	(8)
Stock-based compensation	22	19
(Benefit) provision for deferred income taxes	(34)	11
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(164)	(125)
Other assets	8	(165)
Benefits payable	(201)	(178)
Other liabilities	175	289
Unearned revenues	115	8
Other, net	14	49

Net cash provided by (used in) operating activities	193	(16)	$209	1306.3%

Cash flows from investing activities
Acquisitions, net of cash acquired	(15)	(26)
Purchases of property and equipment	(167)	(127)
Proceeds from sale of business	—	1
Purchases of investment securities	(934)	(596)
Maturities of investment securities	183	224
Proceeds from sales of investment securities	1,238	485

Net cash provided by (used in) investing activities	305	(39)	$344	882.1%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(176)	51
Repayments of long-term debt	(500)	—
Change in book overdraft	67	130
Common stock repurchases	(602)	(206)
Excess tax benefit from stock-based compensation	2	2
Dividends paid	(43)	(43)
Proceeds from stock option exercises and other	(16)	4

Net cash used in financing activities	(1,268)	(62)	($1,206)	-1945.2%

Decrease in cash and cash equivalents	(770)	(117)
Cash and cash equivalents at beginning of period	2,705	1,255

Cash and cash equivalents at end of period	$1,935	$1,138

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Year Ended December 31,
	2014	2013	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$1,147	$1,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	449	426
Net realized capital gains	(20)	(22)
Stock-based compensation	98	92
(Benefit) provision for deferred income taxes	(64)	42
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(232)	(214)
Other assets	(952)	(330)
Benefits payable	582	109
Other liabilities	413	313
Unearned revenues	155	(24)
Other, net	42	93

Net cash provided by operating activities	1,618	1,716	($98)	-5.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(18)	(187)
Purchases of property and equipment	(528)	(441)
Proceeds from sales of property and equipment	—	4
Proceeds from sale of business	72	34
Purchases of investment securities	(2,883)	(3,261)
Maturities of investment securities	885	1,077
Proceeds from sales of investment securities	2,409	1,592

Net cash used in investing activities	(63)	(1,182)	$1,119	94.7%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(919)	(150)
Repayments of long-term debt	(500)	—
Proceeds from issuance of senior notes, net	1,733	—
Change in book overdraft	(69)	79
Common stock repurchases	(872)	(531)
Excess tax benefit from stock-based compensation	12	8
Dividends paid	(172)	(168)
Proceeds from stock option exercises and other	29	60

Net cash used in financing activities	(758)	(702)	($56)	-8.0%

Increase (decrease) in cash and cash equivalents	797	(168)
Cash and cash equivalents at beginning of period	1,138	1,306

Cash and cash equivalents at end of period	$1,935	$1,138

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended December 31,				Year Ended December 31,
	2014	2013	Difference	Percentage Change	2014	2013	Difference	Percentage Change
Benefit ratio
Retail	83.3%	82.7%	0.6%		84.3%	84.2%	0.1%
Employer Group	87.1%	87.5%	-0.4%		83.9%	83.5%	0.4%
Consolidated	83.4%	85.8%	-2.4%		83.0%	83.9%	-0.9%

Operating cost ratio
Retail	14.3%	14.5%	-0.2%		12.4%	10.9%	1.5%
Employer Group	16.4%	17.8%	-1.4%		16.1%	15.9%	0.2%
Healthcare Services	96.4%	96.0%	0.4%		95.5%	95.8%	-0.3%
Other Businesses	71.7%	86.1%	-14.4%		73.5%	38.8%	34.7%
Consolidated	17.3%	18.9%	-1.6%		15.9%	15.5%	0.4%

Detail of pretax income (loss)
Retail	$185	$177	$8	4.5%	$1,098	$1,283	($185)	-14.4%
Employer Group	($14)	($72)	$58	80.6%	$314	$350	($36)	-10.3%
Healthcare Services	$146	$130	$16	12.3%	$739	$521	$218	41.8%
Other Businesses	$22	($244)	$266	109.0%	$78	($193)	$271	140.4%
Consolidated	$287	($49)	$336	685.7%	$2,170	$1,921	$249	13.0%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended December 31, 2014	Quarter Ended December 31, 2013	Difference		Quarter Ended September 30, 2014	Difference

Primary Care Providers:
Shared Risk (D)
Owned / JV	2,800	2,900	(100)	-3.4%	2,700	100	3.7%
Contracted	11,800	8,400	3,400	40.5%	10,600	1,200	11.3%
Path to Risk (E)	27,700	22,300	5,400	24.2%	25,200	2,500	9.9%

Total Value-based	42,300	33,600	8,700	25.9%	38,500	3,800	9.9%

Medicare Care Management Professionals:
Employed	7,800	5,500	2,300	41.8%	7,500	300	4.0%
Contracted	12,100	7,200	4,900	68.1%	12,100	—	0.0%

Total	19,900	12,700	7,200	56.7%	19,600	300	1.5%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	420,700	280,200	140,500		379,900	40,800

Number of high-risk discharges enrolled in Humana Transitions Program	45,700	18,500	27,200		32,700	13,000

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended December 31, 2014	Quarter Ended December 31, 2013	Year-over-Year Difference		Quarter Ended September 30, 2014	Sequential Difference

Pharmacy:
Generic Dispense Rate
Retail	87.8%	86.2%	1.6%		87.6%	0.2%
Employer Group	81.4%	79.6%	1.8%		81.4%	0.0%
Total	87.3%	85.7%	1.6%		87.1%	0.2%

Mail-Order Penetration
Retail	23.7%	23.2%	0.5%		23.8%	-0.1%
Employer Group	13.3%	14.3%	-1.0%		13.4%	-0.1%
Total	22.9%	22.5%	0.4%		23.0%	-0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume
Retail	76,500	62,700	13,800	22.0%	75,000	1,500	2.0%
Employer Group	8,800	8,200	600	7.3%	8,500	300	3.5%

Total	85,300	70,900	14,400	20.3%	83,500	1,800	2.2%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year-over-Year Difference

Pharmacy:
Generic Dispense Rate
Retail	87.5%	86.4%	1.1%
Employer Group	81.3%	79.8%	1.5%
Total	87.0%	85.8%	1.2%

Mail-Order Penetration
Retail	23.8%	22.9%	0.9%
Employer Group	13.4%	14.3%	-0.9%
Total	23.0%	22.2%	0.8%

			Difference	Percentage Change
Script volume
Retail	295,000	242,900	52,100	21.4%
Employer Group	34,000	31,400	2,600	8.3%

Total	329,000	274,300	54,700	19.9%

Humana Inc.

Membership Detail

In thousands

	Ending	Average	Ending	Year-over-Year Change		Ending	Sequential Change
	December 31, 2014	4Q14	December 31, 2013	Amount	Percent	September 30, 2014	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,446.2	2,436.7	2,068.7	377.5	18.2%	2,417.9	28.3	1.2%
Medicare stand-alone PDPs	3,989.5	3,977.0	3,271.7	717.8	21.9%	3,936.4	53.1	1.3%
Individual commercial	1,016.2	1,039.0	505.4	510.8	101.1%	1,085.8	(69.6)	-6.4%
State-based Medicaid (F)	298.5	292.4	85.5	213.0	249.1%	281.2	17.3	6.2%
Medicare Supplement	131.9	131.1	94.7	37.2	39.3%	129.2	2.7	2.1%

Total Retail	7,882.3	7,876.2	6,026.0	1,856.3	30.8%	7,850.5	31.8	0.4%

Employer Group
Medicare Advantage fully-insured	489.7	488.3	429.1	60.6	14.1%	484.9	4.8	1.0%
Medicare stand-alone PDPs	4.5	4.5	4.2	0.3	7.1%	4.4	0.1	2.3%
Fully-insured medical commercial	1,235.5	1,216.2	1,237.0	(1.5)	-0.1%	1,212.3	23.2	1.9%
ASO commercial	1,104.3	1,104.2	1,162.8	(58.5)	-5.0%	1,111.9	(7.6)	-0.7%

Total Employer Group	2,834.0	2,813.2	2,833.1	0.9	0.0%	2,813.5	20.5	0.7%

Other Businesses
Military services	3,090.4	3,087.4	3,101.8	(11.4)	-0.4%	3,085.6	4.8	0.2%
Puerto Rico Medicaid and other	35.0	35.3	23.4	11.6	49.6%	36.0	(1.0)	-2.8%

Total Other Businesses	3,125.4	3,122.7	3,125.2	0.2	0.0%	3,121.6	3.8	0.1%

Total Medical Membership	13,841.7	13,812.1	11,984.3	1,857.4	15.5%	13,785.6	56.1	0.4%

Detail of Individual commercial
ACA compliant:
On-Exchange	554.8	566.8	—	554.8	NA	601.4	(46.6)	-7.7%
Off-Exchange	131.5	130.8	—	131.5	NA	126.4	5.1	4.0%
Non-ACA compliant (legacy)	329.9	341.4	505.4	(175.5)	-34.7%	358.0	(28.1)	-7.8%

Total individual commercial	1,016.2	1,039.0	505.4	510.8	101.1%	1,085.8	(69.6)	-6.4%

Specialty Membership:
Retail
Dental - fully-insured	828.5	852.6	739.3	89.2	12.1%	876.4	(47.9)	-5.5%
Vision	208.4	209.1	156.5	51.9	33.2%	209.0	(0.6)	-0.3%
Other supplemental benefits (G)	128.9	131.2	146.7	(17.8)	-12.1%	134.1	(5.2)	-3.9%

Total Retail	1,165.8	1,192.9	1,042.5	123.3	11.8%	1,219.5	(53.7)	-4.4%

Employer Group
Dental - fully-insured	2,370.5	2,372.3	2,513.5	(143.0)	-5.7%	2,379.7	(9.2)	-0.4%
Dental - ASO	772.4	776.1	873.0	(100.6)	-11.5%	783.7	(11.3)	-1.4%
Vision	2,103.3	2,091.8	2,035.8	67.5	3.3%	2,074.7	28.6	1.4%
Other supplemental benefits (G)	1,256.5	1,261.8	1,358.5	(102.0)	-7.5%	1,287.2	(30.7)	-2.4%

Total Employer Group	6,502.7	6,502.0	6,780.8	(278.1)	-4.1%	6,525.3	(22.6)	-0.3%

Total Specialty Membership	7,668.5	7,694.9	7,823.3	(154.8)	-2.0%	7,744.8	(76.3)	-1.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (H)
	Three Months Ended December 31,				Three Months Ended December 31,
			Dollar	Percentage
	2014	2013	Change	Change	2014	2013

Premiums and Services Revenue
Retail:
Medicare Advantage	$6,498	$5,621	$877	15.6%	$889	$910
Medicare stand-alone PDPs	790	739	51	6.9%	66	75
Individual commercial	837	257	580	225.7%	269	172
State-based Medicaid (F)	429	101	328	324.8%	489	406
Medicare Supplemental	65	47	18	38.3%	165	166
Specialty	64	55	9	16.4%	18	18
ASO & other services (B)	2	9	(7)	-77.8%

Total Retail	8,685	6,829	1,856	27.2%

Employer Group:
Medicare Advantage fully-insured	1,359	1,167	192	16.5%	928	909
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,354	1,298	56	4.3%	371	354
Specialty	274	272	2	0.7%	16	15
ASO & other services (B)	120	108	12	11.1%

Total Employer Group	3,109	2,847	262	9.2%

Healthcare Services:
Pharmacy solutions	4,524	3,472	1,052	30.3%
Provider services	529	533	(4)	-0.8%
Home based services	204	131	73	55.7%
Integrated behavioral health services	33	32	1	3.1%

Total Healthcare Services	5,290	4,168	1,122	26.9%

Other Businesses:
Military services (I)	115	96	19	19.8%
Puerto Rico Medicaid and other (J)	30	19	11	57.9%

Total Other Businesses	$145	$115	$30	26.1%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (H)
	Year Ended December 31,				Year Ended December 31,
			Dollar	Percentage
	2014	2013	Change	Change	2014	2013

Premiums and Services Revenue
Retail:
Medicare Advantage	$25,941	$22,481	$3,460	15.4%	$908	$921
Medicare stand-alone PDPs	3,396	3,025	371	12.3%	73	78
Individual commercial	3,020	980	2,040	208.2%	264	171
State-based Medicaid (F)	1,096	328	768	234.1%	459	360
Medicare Supplemental	245	180	65	36.1%	164	165
Specialty	256	210	46	21.9%	18	17
ASO & other services (B)	39	16	23	143.8%

Total Retail	33,993	27,220	6,773	24.9%

Employer Group:
Medicare Advantage fully-insured	5,490	4,710	780	16.6%	950	935
Medicare stand-alone PDPs	8	8	—	0.0%
Fully-insured medical commercial	5,339	5,117	222	4.3%	368	354
Specialty	1,098	1,095	3	0.3%	16	14
ASO & other services (B)	440	410	30	7.3%

Total Employer Group	12,375	11,340	1,035	9.1%

Healthcare Services:
Pharmacy solutions	17,004	13,138	3,866	29.4%
Provider services	2,186	2,205	(19)	-0.9%
Home based services	692	420	272	64.8%
Integrated behavioral health	133	128	5	3.9%

Total Healthcare Services	20,015	15,891	4,124	26.0%

Other Businesses:
Military services (I)	412	398	14	3.5%
Puerto Rico Medicaid and other (J)	139	751	(612)	-81.5%

Total Other Businesses	$551	$1,149	$(598)	-52.0%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

					Per Member per Month (H)
	Three Months Ended December 31,		Year-over-year Change		Three Months Ended December 31,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$7,857	$6,788	$1,069	15.7%	$895	$910
Medicare stand-alone PDPs	792	741	51	6.9%	66	75

Total Medicare	$8,649	$7,529	$1,120	14.9%

					Per Member per Month (H)
	Year Ended December 31,		Year-over-year Change		Year Ended December 31,
	2014	2013	Amount	Percent	2014	2013
Premiums
Medicare Advantage	$31,431	$27,191	$4,240	15.6%	$915	$924
Medicare stand-alone PDPs	3,404	3,033	371	12.2%	73	78

Total Medicare	$34,835	$30,224	$4,611	15.3%

	Ending	Ending	Year-over-year Change
	December 31, 2014	December 31, 2013	Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,935.9	2,497.8	438.1	17.5%
Medicare stand-alone PDPs	3,994.0	3,275.9	718.1	21.9%

Total Medicare	6,929.9	5,773.7	1,156.2	20.0%

			Member Mix
	Ending	Ending	December 31,	December 31,
	December 31, 2014	December 31, 2013	2014	2013
Retail Segment Detail
Medicare Advantage Membership
HMO	1,327.4	1,059.7	54.3%	51.2%
PPO	1,118.8	1,009.0	45.7%	48.8%

Total Individual Medicare Advantage	2,446.2	2,068.7	100.0%	100.0%

Medicare Advantage Membership
Shared Risk (D)	709.0	561.5	29.0%	27.1%
Path to Risk (E)	592.0	464.4	24.2%	22.4%

Total Value-based	1,301.0	1,025.9	53.2%	49.5%
Other	1,145.2	1,042.8	46.8%	50.5%

Total Individual Medicare Advantage	2,446.2	2,068.7	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	12/31/2014	9/30/2014	12/31/2013
Investment Portfolio:
Cash & cash equivalents	$1,935	$2,705	$1,138
Investment securities	7,598	8,088	8,090
Long-term investment securities	1,949	1,947	1,710

Total investment portfolio	$11,482	$12,740	$10,938

Duration (K)	4.14	3.72	4.33

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,935	$2,705	$1,138

U.S. Government and agency obligations
U.S. Treasury and agency obligations	374	852	584
U.S. Government residential mortgage-backed	1,477	1,546	1,792
U.S. Government commercial mortgage-backed	21	23	28

Total U.S. Government and agency obligations	1,872	2,421	2,404

Tax-exempt municipal securities
Pre-refunded	199	166	222
Insured	484	500	548
Other	2,376	2,472	2,188
Auction rate securities	9	13	13

Total tax-exempt municipal securities	3,068	3,151	2,971

Residential mortgage-backed
Prime residential mortgages	16	17	21
Alt-A residential mortgages	1	1	1

Total residential mortgage-backed	17	18	22

Commercial mortgage-backed	843	696	673

Asset-backed securities	29	41	63

Corporate securities
Financial services	772	730	825
Other	2,946	2,978	2,842

Total corporate securities	3,718	3,708	3,667

Total investment portfolio	$11,482	$12,740	$10,938

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	December 31, 2014	September 30, 2014	December 31, 2013
Detail of benefits payable
IBNR and other benefits payable (L)	$3,622	$3,747	$3,199
Unprocessed claim inventories (M)	378	453	313
Processed claim inventories (N)	246	268	202
Payable to pharmacy benefit administrator (O)	229	208	179

Total Benefits Payable	$4,475	$4,676	$3,893

	Year Ended December 31, 2014	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Year-to-date changes in benefits payable, excluding military services (P)

Balances at January 1, net	$3,893	$3,893	$3,775

Acquisitions	—	—	5

Incurred related to:
Current year	38,641	28,827	32,711
Prior years (Q)	(518)	(440)	(474)

Total incurred	38,123	28,387	32,237

Paid related to:
Current year	(34,357)	(24,399)	(29,103)
Prior years	(3,262)	(3,270)	(3,021)

Total paid	(37,619)	(27,669)	(32,124)

Reinsurance recoverables	78	65	—

Balances at end of period	$4,475	$4,676	$3,893

	Year Ended December 31, 2014	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$38,123	$28,387	$32,237
Military services benefit expense	11	7	(27)
Future policy benefit expense (R)	32	23	354

Consolidated Benefit Expense	$38,166	$28,417	$32,564

Humana Inc.

Benefits Payable Statistics (S)

Receipt Cycle Time (T)
	2014	2013	Change	Percentage Change
1st Quarter Average	13.6	12.5	1.1	8.8%
2nd Quarter Average	13.5	13.1	0.4	3.1%
3rd Quarter Average	13.4	13.4	—	0.0%
4th Quarter Average	13.5	13.4	0.1	0.7%

Full Year Average	13.5	13.1	0.4	3.1%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7
6/30/2013	$380	1,274	4.7
9/30/2013	$404	1,879	7.4
12/31/2013	$313	1,240	4.5
3/31/2014	$363	1,334	4.9
6/30/2014	$400	1,422	4.5
9/30/2014	$453	1,778	5.2

12/31/2014	$378	1,819	5.1

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable (U)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%
6/30/2013	50.7	(0.3)	-0.6%
9/30/2013	49.5	(2.1)	-4.1%
12/31/2013	47.8	(0.7)	-1.4%
3/31/2014	48.0	(1.0)	-2.0%
6/30/2014	49.4	(1.3)	-2.6%
9/30/2014	47.5	(2.0)	-4.0%

12/31/2014	44.7	(3.1)	-6.5%

Year-to-Date Change in Days in Claims Payable (V)	YTD 4Q 2014	YTD 3Q 2014	YTD 4Q 2013
DCP - beginning of period	47.8	47.8	48.5
Components of change in DCP:
Change in unprocessed claims inventories	0.6	1.4	0.1
Change in processed claims inventories	0.4	0.7	(0.4)
Change in pharmacy payment cutoff	—	0.1	0.1
Change in capitation/provider settlements	(3.8)	(3.2)	(0.3)
All other	(0.3)	0.7	(0.2)

DCP - end of period	44.7	47.5	47.8

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

4Q14 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.
(C)	On January 1, 2014, the company made minor reclassifications to certain of its businesses from its Healthcare Services segment to its Employer Group segment to correspond with internal management reporting changes. The company’s reportable segments remain the same and prior period segment financial information has been recast to conform to the 2014 presentation.
(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(E)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(F)	Includes Medicaid Temporary Assistance for Needy Families (TANF), which contracts are generally reinsured through partnering relationships, and Long-Term Support Services (LTSS) from state-based contracts.
(G)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(H)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(I)	The majority of Military services revenues are generally not contracted on a per-member basis.
(J)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care insurance policies as well as services revenue.
(K)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.
(L)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(M)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(N)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.
(O)	The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.
(P)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(S)	Benefits payable statistics represents fully-insured medical claims data and exclude military services claims data and specialty benefits.
(T)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 97% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(U)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.
(V)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This metric excludes military services, Medicare stand-alone PDPs, and incremental benefits expense associated with changes in future policyholder benefits.